Exhibit 99.1

Zilkha Partners, L.P.

Trade Date	Quantity	Unit Cost	Trade Amount
10/16/2015	3,400	2.09	$7,113
10/19/2015	10,500	2.08	$21,859

Zilkha Partners Special Opportunities, L.P.

Trade Date	Quantity	Unit Cost	Trade Amount
10/23/2015	756,722	2.60	$1,967,477

10/26/2015	560,000	3.00	$1,680,000